UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 17, 2017

Argos Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35443	56-2110007
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4233 Technology Drive Durham, North Carolina 27704
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (919) 287-6300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

As previously reported, on January 17, 2017, Argos Therapeutics, Inc. (the “Company”) entered into a 10-year lease agreement (the “Lease”) with Keystone-Centennial II, LLC (the “Landlord”), pursuant to which the Company leased approximately 40,420 rentable square feet for occupancy and use by the Company as office space and as a commercial manufacturing facility at the Center for Technology Innovation on the Centennial Campus of North Carolina State University in Raleigh, North Carolina. The Lease was described in a Current Report on Form 8-K filed on January 23, 2017 and was previously filed as Exhibit 10.40 to the Company’s Form 10-K for the fiscal year ended December 31, 2016.

On March 17, 2017 the Landlord notified the Company that it was terminating the Lease (the “Termination Notice”), effective immediately. The Company never occupied the leased space. In the Termination Notice, the Landlord asserted that the Company was in default under the Lease due to nonpayment of invoices for up-fit costs. The Company has not disputed the occurrence of the event of default or the termination of the Lease and does not plan to seek to cure the default. In the Termination Notice, the Landlord states that the Company is liable for any and all costs incurred by the Landlord in re-letting the Premises, any deficiency between the Company’s scheduled rent for the remainder of the term of the Lease and the rent charged to the new tenant, the unamortized portion of the funded up-fit costs, rent abatement, interest at the rate of 12% per annum on the sums noted and all attorneys’ fees incurred by the Landlord in enforcing the Lease. The Company has instructed the Landlord to begin the process of re-letting the premises in order to mitigate damages. The Company disputes liability for some of these costs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGOS THERAPEUTICS, INC.

By:	/s/ Jeffrey D. Abbey
Name:	Jeffrey D. Abbey
Title:	President and Chief Executive Officer

DATED: March 23, 2017